Exhibit 10.3

July 20, 2005

Mr. Steven H. Nelson

[ADDRESS]

[ADDRESS]

Dear Steven:

This letter will confirm the agreements reached between you and the Company to amend your employment letter agreement dated June 16, 2004, as amended by the letter agreement dated December 16, 2004 (collectively, the “Agreement”) setting forth the terms and conditions of your employment with the Company. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

In accordance with Section 19 of the Agreement, you and the Company hereby agree and acknowledge that, effective July 20, 2005, each of the following sections of the Agreement listed below is hereby amended as follows:

Section 1 of the Agreement entitled “Salary” is amended and restated in its entirety as follows:

“1. Salary. You will be paid a monthly base salary of $37,500, less applicable withholdings (payable on a bi-weekly basis) (“Base Salary”), which covers all hours worked. Generally your Base Salary will be reviewed annually, but the Company reserves the right to change your compensation from time-to-time. Pursuant to the charter of the Compensation Committee (the “Committee”) of the Company’s Board of Directors, any adjustment to your compensation must be made with the approval of the Committee (or, in the event that you constitute one of the top two (2) highest paid executive officers of the Company, with the ratification of the Company’s Board of Directors).”

Section 8 of the Agreement entitled “Annual Bonus” is amended and restated in its entirety as follows:

“8. Annual Bonus. You will also be eligible to participate in the Health Net, Inc. Management Incentive Plan (“MIP”) in accordance with the terms of the MIP, which provides you with a target opportunity to earn up to 80% of your annual Base Salary, as additional compensation, according to the terms of the actual MIP plan documents. The bonus payment will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by the Company that must be achieved by you in order for you to be eligible to receive such payments for a given plan year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the MIP. You acknowledge that in the event you are one of the top five (5) highest paid executive officers of the Company for a given calendar year under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company’s Performance Based 162(m) Plan in lieu of the MIP. “

The last sentence of Section 19 of the Agreement entitled “Integrated Agreement” is amended and restated in its entirety as follows:

“This Agreement cannot be changed unless in writing, signed by you and an appropriately authorized Officer of the Company and approved by the Board of Directors of the Company (or the Committee, if permitted by the Committee’s charter).”

A new Section 25 of the Agreement shall be added entitled “Disclosure of Personal Compensation Information” and shall read as follows:

“25. Disclosure of Personal Compensation Information. As an “executive officer” of the Company (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)), information regarding your employment arrangements with the Company, including, among other things, the terms of this Agreement and any stock option agreement, restricted stock agreement and/or severance agreement you enter into with the Company from time to time (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) and/or other regulatory organizations upon the occurrence of certain triggering events. Such triggering events include, but are not limited to, the execution of this Agreement and any amendments thereto, changes in your Base Salary, any annual incentive payment (whether in the form of cash or equity) awarded to you (in the past or after the date hereof), and the establishment of performance goals under the Company’s incentive plans. Your execution of this Agreement will serve as your acknowledgement that your Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, NYSE or otherwise as required by applicable law.”

A new Section 26 of the Agreement shall be added entitled “Company Stock Ownership Requirement” and shall read as follows:

“26. Company Stock Ownership Requirement. In accordance with the Executive Officer Stock Ownership Guidelines adopted by the Board of Directors of the Company (the “Executive Stock Ownership Guidelines”), you are required to own shares of Common Stock of the Company having a value of one times your Base Salary in effect from time to time pursuant to this Agreement (the “Stock Ownership Requirement”). The number of shares of Common Stock you are required to own will be calculated based on the average NYSE closing price per share of the Company’s Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for the most recently completed fiscal year of the Company.

Using your current salary of $450,000 and a stock price of $26.2684, which is the average closing price per share of the Company’s Common Stock as of December 31, 2004, your current stock ownership requirement is 17,131 (“Target Amount”). Any shares of Company Common Stock that you currently own and any shares of restricted stock of the Company that you own and have vested count toward the Target Amount. Stock options, unvested shares of restricted stock and shares of Common Stock gifted to others do not count toward the Target Amount. Under the Executive Stock Ownership Guidelines, you will have until July 31, 2009 to comply with the Stock Ownership Requirement. Please keep in mind that the Target Amount is subject to change from time to time based on (1) changes in the average closing sales price of the Company’s Common Stock on an annual basis and (2) any changes in your Base Salary made pursuant to and in accordance with Section 1 of this Agreement.

The Committee expects that you will make reasonable progress toward your Stock Ownership Requirement. You will be notified on an annual basis of any changes in your Target Amount.”

Except as expressly provided herein, the terms and conditions of the Agreement (including, without limitation, the at-will employment term) shall remain in full force and effect. Your signature below will confirm your agreement with and acceptance of the terms of the above amendments to your Agreement.

Please sign one copy of this letter where indicated below and return it to me indicating such agreement and acknowledgement. The other copy is for your records.

Sincerely,

/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

I hereby agree to the amendment to the terms of the employment letter agreement dated June 16, 2004, as amended by the letter agreement dated December 16, 2004 between myself and the Company, as set forth above.

/s/ Steven H. Nelson
Steven H. Nelson

Date: July 20, 2005

cc:	Karin Mayhew
D.Colia (for Steven H. Nelson Personnel File)
Jeffrey Folick